UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2008

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

(502) 891-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Effective October 17, 2008, William B. Yarmuth, Chairman, President and Chief Executive Officer of Almost Family, Inc. (the “Company”), entered into a stock trading plan to sell up to a total of 100,000 shares of the Company’s common stock for the purposes of asset diversification and estate planning.  Mr. Yarmuth’s trading plan provides for sales of specified share amounts subject to specified limitations during a period commencing not before January 1, 2009, and is scheduled to terminate on December 31, 2009, unless terminated sooner in accordance with the terms of the plan.  Shares will be sold under the plan on the open market at prevailing market prices, subject to certain minimum price thresholds (which price thresholds are above those prices prevailing at the time of the plan’s adoption).

Mr. Yarmuth adopted his trading plan in accordance with the guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s policies applicable to trading in Company securities by directors and executive officers.

Transactions effected through Mr. Yarmuth’s trading plan will be reported through Form 144 and Form 4 filings with the Securities and Exchange Commission as required by law and regulation.

The Company announced adoption of the plan through a Press Release issued on October 23, 2008, a copy of which is attached as Exhibit 99.1. Except as may be required by law or regulation, the Company does not undertake to report stock trading plans entered into by any Company officer or director, nor to report modifications, terminations, transactions or other activities under any such trading plan.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated October 23, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 23, 2008	ALMOST FAMILY, INC.

By /s/ C. Steven Guenthner
C. Steven Guenthner
Senior Vice President and
Chief Financial Officer